Exhibit 99.1

Ventas, Inc.    10350 Ormsby Park Place, Suite 300    Louisville, Kentucky 40223    (502) 357.9000    (502) 357.9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Executive Vice President and CFO
(502) 357-9000

VENTAS REPORTS FIRST QUARTER NORMALIZED FFO OF $72.1 MILLION

AND FAD OF $67.8 MILLION;

First Quarter Normalized FFO Per Share Rises 24 Percent to $0.68

and FAD Per Share Rises 28 Percent to $0.64;

Ventas Revises 2007 Normalized FFO Guidance to $2.55 to $2.65 Per Share

LOUISVILLE, KY (May 8, 2007) – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) said today that first quarter 2007 normalized Funds from Operations (“FFO”) rose 26 percent to $72.1 million, compared with $57.5 million in the first quarter of 2006. Normalized FFO per diluted share in the first quarter of 2007 increased 24 percent to $0.68, from $0.55 per diluted share for the comparable 2006 period. In the quarter ended March 31, 2007, the Company had 106.8 million weighted average diluted shares outstanding, compared to 104.3 million weighted average diluted shares outstanding a year earlier.

The Company’s first quarter 2007 Funds Available for Distribution (“FAD”) rose 30 percent to $67.8 million, compared with $52.3 million in the first quarter of 2006. FAD per diluted share in the first quarter of 2007 increased 28 percent to $0.64, from $0.50 per diluted share for the comparable 2006 period.

Results for the quarter ended March 31, 2007 benefited from increased rent resulting from a full quarter of rent from the Company’s 2006 acquisitions, the Rent Reset on the 225 healthcare facilities the Company leases to Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”) and the Company’s strong internal growth rate from its existing leases.

“Our excellent growth this quarter reflects the earnings power we have built into our seniors housing and healthcare portfolio,” Ventas Chairman, President and Chief Executive Officer Debra A. Cafaro said. “With the recent addition of 77 high-quality private pay Sunrise assets, the disposition of underperforming Kindred assets and our robust Sunrise development pipeline, we are transforming and upgrading our portfolio while we continue to grow and create shareholder value,” she added.

Cafaro stated that, “The truly transformational nature of the Sunrise REIT acquisition is demonstrated by the fact that approximately 40 percent of our annualized revenues at June 30, 2007 should come directly from residents in our private pay seniors housing communities. This transaction creates ideal diversification, stability and granularity in a major portion of our portfolio, similar to that seen in the apartment sector, and should reduce risk in our enterprise going forward. In addition, the fundamentals in private pay seniors housing are very strong and should drive above average internal growth.”

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Ventas Reports First Quarter Earnings

May 8, 2007

GAAP NET INCOME

Net income for the quarter ended March 31, 2007 was $45.1 million, or $0.42 per diluted share, compared with net income for the quarter ended March 31, 2006 of $29.1 million, or $0.28 per diluted share.

FIRST QUARTER HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•

Ventas completed its $1.96 billion (or Cdn $2.26 billion) acquisition of Sunrise Senior Living Real Estate Investment Trust (“Sunrise REIT”) on April 26, 2007. The 77 acquired communities compose the premier private pay, high-quality seniors housing portfolio in North America and should operate with the stability similar to apartment assets. Importantly, the transaction gives Ventas access to an excellent, exclusive development pipeline and a new important relationship with the leading seniors housing developer/manager Sunrise Senior Living, Inc. (NYSE: SRZ) (“Sunrise”). The acquisition also marks Ventas’s first entry into the attractive Canadian senior living market.

•	Ventas and Kindred entered into various cooperative agreements that are designed to improve the positions of both companies. Among other things, these agreements provide:

•

Kindred agreed to renew until 2013 the lease term for 64 healthcare facilities contained in seven “renewal bundles” embedded within the four Master Leases between Ventas and Kindred. The lease term for these 56 skilled nursing facilities (SNFs) and eight long-term acute care hospitals (LTACs) would have expired on April 30, 2008.

•

Ventas agreed to sell to Kindred 22 underperforming assets for $171.5 million and a $3.5 million lease termination fee, representing approximately a 6 percent capitalization rate on May 1, 2007–April 30, 2008 cash rent. Kindred has stated that it expects to resell those facilities for $80-90 million. Ventas will use proceeds from the sales to repay a portion of its interim financing facility used to fund the Sunrise REIT acquisition and for other corporate purposes.

•

Ventas and Kindred also agreed to certain amendments of the Kindred Master Leases that should enhance the value of Ventas’s real estate and provide Kindred with greater operating flexibility to position the assets more competitively in the market.

•

As previously announced, in January, Ventas purchased one 62,000 square foot medical office building (“MOB”) connected to Mercy Hospital in Cincinnati, Ohio for $9.3 million, or $150 per square foot. The MOB is 100 percent leased to the hospital and to physicians associated with the hospital.

•	In March, the Company purchased an interest in a new 81,000 square foot MOB also connected to Mercy Hospital for $16.8 million, or $207 per square foot.

•

These two Mercy Hospital MOBs were contributed into a joint venture with a national MOB developer. Ventas owns approximately 88 percent of the venture and expects an initial 7 percent unlevered return. Ventas’s partner will provide management and leasing services for both properties.

•

In March, Ventas purchased a 70,000 square foot MOB adjacent to St. Luke’s Hospital in Kansas City, Missouri for $13.7 million, or $196 per square foot. The MOB is currently 90 percent leased. The MOB was acquired in a joint venture with a national MOB developer, in which Ventas currently has a 90 percent ownership interest. Ventas’s partner will provide management and leasing services for the property. The property is expected to generate over a 7 percent going in yield during the first year of ownership.

•	With this acquisition and divestiture activity, at June 30, 2007, Ventas expects:

•	annualized revenue from Kindred to represent less than 30 percent of the Company’s annualized total revenues

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Ventas Reports First Quarter Earnings

May 8, 2007

•	annualized revenue from private pay, non-government-reimbursed assets to represent over 65 percent of the Company’s annualized total revenues, computed on the same pro forma basis

•

annualized revenue directly from residents of the Company’s operating seniors housing communities (without intervening leases to third party operators) to represent approximately 40 percent of total annualized revenues, computed on the same pro forma basis

•	assets leased to Kindred to represent less than 20 percent of the Company’s total real estate assets (measured on a gross book value basis) on its consolidated balance sheet.

•

On March 30, 2007, Ventas increased to $600 million the borrowing capacity under its unsecured revolving credit facility (the “Credit Facility”) from $500.0 million. This expanded, attractively priced Credit Facility provides the Company with low cost debt capital to support its strategic growth and development plans.

•	At March 31, 2007, the Company had $209 million outstanding under its Credit Facility, and $391 million of undrawn availability.

•	On February 20, 2007, the Company announced a 20 percent increase in its quarterly dividend, to an implied annual rate of $1.90 per share.

•	The Company’s debt to total capitalization at March 31, 2007 was approximately 35 percent.

•	As of March 31, 2007, Ventas’s enterprise value was approximately $7 billion.

•

The 225 skilled nursing facilities and hospitals leased by the Company to Kindred produced EBITDARM to actual cash rent coverage of 2.3 times for the trailing twelve-month period ended December 31, 2006 (the latest date available). Further information detailing these rent coverages, and rent coverages as if $239 million of annual base rent determined pursuant to the Rent Reset had been due and payable over such trailing twelve-month period, by Master Lease and by asset class is contained on a schedule attached to this press release.

FIRST QUARTER 2007 RESULTS

Rental income for the quarter ended March 31, 2007 was $120.8 million, of which $60.3 million resulted from leases with Kindred. First quarter 2007 expenses totaled $76.7 million, which included a gain of $5.8 million from a foreign currency hedge. Depreciation and amortization totaled $33.4 million and interest expense totaled $40.6 million. General, administrative and professional fees totaled $7.6 million and include $2.0 million for non-cash stock-based compensation. Property-level operating expenses relating to the Company’s MOB portfolio and other assets for the period were $0.9 million.

UPDATED NORMALIZED FFO GUIDANCE FOR 2007

Ventas currently expects its 2007 normalized FFO per diluted share to be between $2.55-2.65 per diluted share, excluding Sunrise REIT merger costs and the impact of its lease up and development assets, assuming only the Company’s announced acquisitions and divestitures, but excluding additional acquisition, divestiture and joint venture activity. The Company’s FFO expectation is based on a balanced long-term capital structure. Included within the Company’s 2007 normalized FFO range is approximately $7-8 million, or $0.08 per diluted share, of non-cash equity compensation.

The Company’s normalized FFO guidance for all periods assumes that all of the Company’s tenants and borrowers continue to meet all of their obligations to the Company. In addition, the Company’s normalized FFO guidance (and related U.S. generally accepted accounting principals (“GAAP”) earnings projections) excludes (a) gains and losses on the sales of assets, (b) the impact of future, unannounced acquisitions, divestitures (including

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Ventas Reports First Quarter Earnings

May 8, 2007

pursuant to tenant options to purchase) and capital transactions, (c) merger-related costs and expenses that are not capitalized under GAAP, including transitional and severance expenses, amortization of fees related to acquisition financing and costs, gains and losses for foreign currency hedge agreements, (d) the impact of any expenses related to asset impairment, the write-off of unamortized deferred financing fees, or additional costs, expenses or premiums incurred as a result of early debt retirement and (e) any dilution resulting from the Company’s convertible notes.

The Company’s guidance is based on a number of other assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results.

A reconciliation of the Company’s guidance to the Company’s projected GAAP earnings is provided on a schedule attached to this press release. The Company may from time to time update its publicly announced guidance, but it is not obligated to do so.

FIRST QUARTER CONFERENCE CALL

Ventas will hold a conference call to discuss this earnings release on May 9, 2007, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call is being webcast live by CCBN and can be accessed at the Company’s website at www.ventasreit.com or www.earnings.com. An online replay of the webcast will be available at approximately 12:00 p.m. Eastern Time and will be archived for 30 days.

Ventas, Inc. is a leading healthcare real estate investment trust. At the date of this press release, Ventas owns 532 seniors housing and healthcare-related properties located in 43 states and two Canadian provinces. Its diverse portfolio includes 249 seniors housing communities, 218 skilled nursing facilities, 43 hospitals and 22 medical office and other properties. More information about Ventas can be found on its website at www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, acquisitions, investment opportunities, merger integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. Factors that may affect the Company’s plans or results include without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers, managers and other third parties, as applicable, to meet and/or perform the obligations under their various contractual arrangements with the Company; (b) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”), Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”), Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”) and Sunrise Senior Living, Inc. (together with its subsidiaries, “Sunrise”) to meet and/or perform their obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities under the Company’s respective contractual arrangements with Kindred, Brookdale, Alterra and Sunrise; (c) the ability of the Company’s operators, tenants, borrowers and managers, as applicable, to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States; (e) the nature and extent of future competition; (f) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in the Company’s cost of borrowing; (h) the ability of the Company’s operators and managers, as applicable, to deliver high quality services, to attract and retain healthcare personnel and to attract

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Ventas Reports First Quarter Earnings

May 8, 2007

residents and patients; (i) the results of litigation affecting the Company; (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete; (k) the Company's ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement; (m) the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (n) final determination of the Company’s taxable net income for the year ended December 31, 2006 and for the year ending December 31, 2007; (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; (p) risks associated with the acquisition of Sunrise Senior Living REIT (“Sunrise REIT”), including the Company’s ability to timely and fully realize the expected revenues and cost savings therefrom; (q) factors causing volatility of revenues generated by the properties acquired in connection with the acquisition of Sunrise REIT, including without limitation national and regional economic conditions, costs of materials, energy, labor and services, employee benefit costs and professional and general liability claims; (r) the movement of U.S. and Canadian exchange rates; (s) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators, including the rent escalator for Master Lease 2 with Kindred, and the Company’s earnings; and (t) the impact on the liquidity, financial condition and results of operations of the Company’s operators, tenants, borrowers and managers, as applicable, resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of the Company’s operators, tenants, borrowers and managers to accurately estimate the magnitude of such liabilities. Many of these factors are beyond the control of the Company and its management.

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Ventas Reports First Quarter Earnings

May 8, 2007

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2007, December 31, 2006, September 30, 2006, June 30, 2006 and March 31, 2006

(In thousands, except per share amounts)

	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Assets
Real estate investments:
Land	$359,104	$357,804	$300,384	$300,384	$298,185
Building and improvements	3,386,697	3,350,033	2,801,301	2,801,550	2,778,262

	3,745,801	3,707,837	3,101,685	3,101,934	3,076,447

Accumulated depreciation	(692,402)	(659,584)	(627,800)	(598,644)	(569,675)

Net real estate property	3,053,399	3,048,253	2,473,885	2,503,290	2,506,772
Loans receivable, net	35,554	35,647	192,578	35,800	35,870

Net real estate investments	3,088,953	3,083,900	2,666,463	2,539,090	2,542,642
Cash and cash equivalents	—	1,246	1,935	1,932	1,466
Escrow deposits and restricted cash	80,039	80,039	52,818	51,227	61,753
Deferred financing costs, net	17,984	18,415	18,100	17,667	16,844
Notes receivable-related parties	2,484	2,466	2,518	2,501	2,859
Other	96,707	67,734	66,581	48,555	36,040

Total assets	$3,286,167	$3,253,800	$2,808,415	$2,660,972	$2,661,604

Liabilities and stockholders’ equity
Liabilities:
Senior notes payable and other debt	$2,370,418	$2,329,053	$2,007,128	$1,882,909	$1,854,551
Deferred revenue	7,607	8,194	8,780	9,374	9,953
Interest rate swap agreement	471	429	632	—	577
Accrued dividend	—	41,949	—	—	—
Accrued interest	45,696	19,929	35,460	14,461	34,636
Accounts payable and other accrued liabilities	122,667	113,976	82,346	73,838	72,726
Deferred income taxes	30,394	30,394	30,394	30,394	30,394

Total liabilities	2,577,253	2,543,924	2,164,740	2,010,976	2,002,837

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 10,000 shares authorized, unissued	—	—	—	—	—
Common stock, $0.25 par value, 180,000 shares authorized; 106,314, 106,137, 104,101, 103,975 and 103,854 shares issued at March 31, 2007, December 31, 2006, September 30, 2006, June 30, 2006 and March 31, 2006, respectively	26,587	26,545	26,036	26,004	25,974
Capital in excess of par value	771,004	766,470	699,094	696,667	694,531
Accumulated other comprehensive income	914	1,037	1,569	1,449	685
Retained earnings (deficit)	(89,591)	(84,176)	(83,024)	(74,124)	(62,308)

	708,914	709,876	643,675	649,996	658,882

Treasury stock, 0, 0, 0, 0, and 4 shares at March 31, 2007, December 31, 2006, September 30, 2006, June 30, 2006 and March 31, 2006, respectively	—	—	—	—	(115)

Total stockholders’ equity	708,914	709,876	643,675	649,996	658,767

Total liabilities and stockholders’ equity	$3,286,167	$3,253,800	$2,808,415	$2,660,972	$2,661,604

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Ventas Reports First Quarter Earnings

May 8, 2007

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended March 31, 2007 and 2006

(In thousands, except per share amounts)

(Unaudited)

	2007	2006
Revenues:
Rental income	$120,775	$96,505
Interest income from loans receivable	824	968
Interest and other income	249	341

Total revenues	121,848	97,814

Expenses:
Interest	40,569	32,957
Depreciation and amortization	33,433	28,470
Property-level operating expenses	943	622
General, administrative and professional fees (including non-cash stock-based compensation expense of $2,014 and $758, respectively)	7,583	6,631
Gain on foreign currency hedge	(5,786)	—

Total expenses	76,742	68,680

Net income	$45,106	$29,134

Earnings per common share:
Basic	$0.43	$0.28
Diluted	$0.42	$0.28

Shares used in computing earnings per common share:
Basic	106,044	103,751
Diluted	106,775	104,300

Dividends declared per common share	$0.475	$0.395

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Ventas Reports First Quarter Earnings

May 8, 2007

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	First Quarter 2007	2006 Quarters

		Fourth	Third	Second	First
Revenues:
Rental income	$120,775	$116,033	$106,816	$99,095	$96,505
Interest income from loans receivable	824	2,641	2,566	839	968
Interest and other income	249	1,888	285	372	341

Total revenues	121,848	120,562	109,667	100,306	97,814

Expenses:
Interest	40,569	39,497	34,917	33,723	32,957
Depreciation and amortization	33,433	32,421	29,651	29,111	28,470
Property-level operating expenses	943	1,168	727	654	622
General, administrative and professional fees (including non-cash stock-based compensation expense of $2,014, $810, $751, $727 and $758, respectively)	7,583	6,679	6,539	6,287	6,631
Gain on foreign currency hedge	(5,786)	—	—	—	—
Rent reset costs	—	—	7,361	—	—
Reversal of contingent liability	—	—	(1,769)	—	—
Loss on extinguishment of debt	—	—	—	1,273	—

Total expenses	76,742	79,765	77,426	71,048	68,680

Net income	$45,106	$40,797	$32,241	$29,258	$29,134

Earnings per common share:
Basic	$0.43	$0.39	$0.31	$0.28	$0.28
Diluted	$0.42	$0.39	$0.31	$0.28	$0.28

Shares used in computing earnings per common share:
Basic	106,044	105,155	104,021	103,884	103,751
Diluted	106,775	105,667	104,568	104,374	104,300

Dividends declared per common share	$0.475	$0.395	$0.395	$0.395	$0.395

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Ventas Reports First Quarter Earnings

May 8, 2007

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2007 and 2006

(In thousands)

(Unaudited)

	2007	2006
Cash flows from operating activities:
Net income	$45,106	$29,134
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,433	28,470
Amortization of deferred financing costs	1,110	770
Stock-based compensation	2,014	758
Straight-lining of rental income	(4,269)	(4,950)
Amortization of deferred revenue	(604)	(603)
Gain on foreign currency hedge	(5,786)	—
Other	34	(206)
Changes in operating assets and liabilities:
Increase in escrow deposits and restricted cash	—	(2,086)
Increase in other assets	(16,536)	(376)
Increase in accrued interest	25,748	20,218
Increase (decrease) in accounts payable and other accrued liabilities	7,931	(1,973)

Net cash provided by operating activities	88,181	69,156
Cash flows from investing activities:
Net investment in real estate property	(30,351)	(48,354)
Proceeds from sale of securities	5,072	—
Proceeds from loans receivable	110	4,070
Other	(95)	(231)

Net cash used in investing activities	(25,264)	(44,515)
Cash flows from financing activities:
Net change in borrowings under unsecured revolving credit facility	151,500	—
Net change in borrowings under secured revolving credit facility	—	52,600
Proceeds from debt	—	2,074
Repayment of debt	(117,270)	(2,687)
Payment of deferred financing costs	(412)	(33)
Purchase of foreign currency hedge	(8,489)	—
Issuance of common stock	361	253
Proceeds from stock option exercises	2,683	1,360
Cash distribution to stockholders	(92,471)	(78,383)
Other	(65)	—

Net cash used in financing activities	(64,163)	(24,816)

Net decrease in cash and cash equivalents	(1,246)	(175)
Cash and cash equivalents at beginning of period	1,246	1,641

Cash and cash equivalents at end of period	$—	$1,466

Supplemental schedule of non-cash activities:
Assets and liabilities assumed from acquisitions:
Real estate property investments	$7,577	$—
Debt assumed	6,868	—
Other liabilities	709	—

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Ventas Reports First Quarter Earnings

May 8, 2007

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	First Quarter 2007	2006 Quarters
		Fourth	Third	Second	First
Cash flows from operating activities:
Net income	$45,106	$40,797	$32,241	$29,258	$29,134
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,433	32,421	29,651	29,111	28,470
Amortization of deferred financing costs	1,110	933	778	772	770
Stock-based compensation	2,014	768	751	727	758
Straight-lining of rental income	(4,269)	(5,228)	(4,871)	(4,914)	(4,950)
Amortization of deferred revenue	(604)	(603)	(611)	(595)	(603)
Gain on foreign currency hedge	(5,786)	—	—	—	—
Reversal of contingent liability	—	—	(1,769)	—	—
Loss on extinguishment of debt	—	—	—	1,273	—
Net gain on sale of securities	—	(1,379)	—	—	—
Other	34	(276)	904	37	(206)
Changes in operating assets and liabilities:
(Increase) decrease in escrow deposits and restricted cash	—	(27,221)	(1,591)	1,109	(2,086)
(Increase) decrease in other assets	(16,536)	4,495	(13,964)	(2,021)	(376)
Increase (decrease) in accrued interest	25,748	(15,531)	20,999	(20,175)	20,218
Increase (decrease) in accounts payable and other accrued liabilities	7,931	31,445	10,485	1,505	(1,973)

Net cash provided by operating activities	88,181	60,621	73,003	36,087	69,156
Cash flows from investing activities:
Net investment in real estate property	(30,351)	(426,367)	(101)	(15,660)	(48,354)
Proceeds from sale of securities	5,072	—	—	—	—
Investment in loans receivable	—	(34,219)	(156,849)	—	—
Proceeds from loans receivable	110	191,167	88	86	4,070
Escrow funds returned from an Internal Revenue Code Section 1031 exchange	—	—	—	9,902	—
Purchase of securities	—	—	—	(5,530)	—
Other	(95)	(85)	(209)	318	(231)

Net cash used in investing activities	(25,264)	(269,504)	(157,071)	(10,884)	(44,515)
Cash flows from financing activities:
Net change in borrowings under unsecured revolving credit facility	151,500	(15,300)	(94,700)	167,000	—
Net change in borrowings under secured revolving credit facility	—	—	—	(141,800)	52,600
Proceeds from debt	—	225,400	221,531	—	2,074
Repayment of debt	(117,270)	(3,087)	(2,620)	(7,690)	(2,687)
Payment of deferred financing costs	(412)	(1,122)	(853)	(2,868)	(33)
Purchase of foreign currency hedge	(8,489)	—	—	—	—
Issuance of common stock	361	135	268	175	253
Proceeds from stock option exercises	2,683	2,168	1,586	1,520	1,360
Cash distribution to stockholders	(92,471)	—	(41,141)	(41,074)	(78,383)
Other	(65)	—	—	—	—

Net cash (used in) provided by financing activities	(64,163)	208,194	84,071	(24,737)	(24,816)

Net (decrease) increase in cash and cash equivalents	(1,246)	(689)	3	466	(175)
Cash and cash equivalents at beginning of period	1,246	1,935	1,932	1,466	1,641

Cash and cash equivalents at end of period	$—	$1,246	$1,935	$1,932	$1,466

Supplemental schedule of non-cash activities:
Assets and liabilities assumed from acquisitions:
Real estate property investments	$7,577	$179,785	$(350)	$9,827	$—
Escrow deposits and restricted cash	—	—	—	485	—
Other assets acquired	—	—	350	—	—
Debt assumed	6,868	114,785	—	10,848	—
Other liabilities	709	65,000	—	(536)	—

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Ventas Reports First Quarter Earnings

May 8, 2007

FUNDS FROM OPERATIONS, NORMALIZED FFO AND FUNDS AVAILABLE

FOR DISTRIBUTION

(In thousands, except per share amounts)

	First Quarter 2007	2006 Quarters
		Fourth	Third	Second	First
Net income	$45,106	$40,797	$32,241	$29,258	$29,134
Adjustments:
Depreciation on real estate assets	32,818	31,784	29,156	28,969	28,329

FFO	77,924	72,581	61,397	58,227	57,463
Gain on foreign currency hedge	(5,786)	—	—	—	—
Rent reset costs	—	—	7,361	—	—
Reversal of contingent liability	—	—	(1,769)	—	—
Loss on extinguishment of debt	—	—	—	1,273	—
Gain on sale of securities	—	(1,379)	—	—	—

Normalized FFO	72,138	71,202	66,989	59,500	57,463

Straight-lining of rental income	(4,269)	(5,228)	(4,871)	(4,914)	(4,950)
Capital expenditures	(36)	(89)	(46)	(36)	(197)

FAD	$67,833	$65,885	$62,072	$54,550	$52,316

Per diluted share:
Net income	$0.42	$0.39	$0.31	$0.28	$0.28
Adjustments:
Depreciation on real estate assets	0.31	0.30	0.28	0.28	0.27

FFO	0.73	0.69	0.59	0.56	0.55
Gain on foreign currency hedge	(0.05)	—	—	—	—
Rent reset costs	—	—	0.07	—	—
Reversal of contingent liability	—	—	(0.02)	—	—
Loss on extinguishment of debt	—	—	—	0.01	—
Gain on sale of securities	—	(0.01)	—	—	—

Normalized FFO	0.68	0.67	0.64	0.57	0.55

Straight-lining of rental income	(0.04)	(0.05)	(0.05)	(0.05)	(0.05)
Capital expenditures	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)

FAD	$0.64	$0.62	$0.59	$0.52	$0.50

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, the Company considers FFO and FAD appropriate measures of performance of an equity REIT. The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. FAD represents normalized FFO excluding straight-line rental adjustments and capital expenditures.

FFO and FAD presented herein are not necessarily comparable to FFO and FAD presented by other real estate companies due to the fact that not all real estate companies use the same definitions. Neither FFO nor FAD should be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance or as an alternative to cash flow from operating activities (determined in

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Ventas Reports First Quarter Earnings

May 8, 2007

accordance with GAAP) as a measure of the Company’s liquidity, nor is FFO or FAD necessarily indicative of sufficient cash flow to fund all of the Company’s needs.

The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO and FAD should be examined in conjunction with net income as presented elsewhere in this press release.

Normalized FFO Guidance for the Period Ending December 31, 2007

The following table illustrates the Company’s normalized FFO guidance per diluted share for the period ending December 31, 2007.

	NEW GUIDANCE			PRIOR GUIDANCE
	For the Year Ending December 31, 2007			For the Year Ending December 31, 2007[1]
Net income	$2.13	-	$2.23	$1.42	-	$1.47
Adjustments:
Depreciation on real estate assets and gain on sale of real estate assets, net	0.51	-	0.51	1.28	-	1.28

FFO	2.64	-	2.74	2.70	-	2.75
Merger-related items:
Gain on foreign currency hedge, merger-related expenses and development and lease-up assets, net	(0.09)	-	(0.09)	—	-	—

Normalized FFO	2.55	-	2.65	2.70	-	2.75
Straight-lining of rental income and capital expenditures	(0.19)	-	(0.19)	(0.15)	-	(0.15)

FAD	$2.36	-	$2.46	$2.55	-	$2.60

[1]	Per guidance issued on October 26, 2006.

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Ventas Reports First Quarter Earnings

May 8, 2007

Net Debt to Pro Forma EBITDA

The following pro forma information considers the effect on net income, interest and depreciation of the Company’s investments and other capital transactions that were completed during the three months ended March 31, 2007, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to pro forma annualized earnings before interest, income taxes, depreciation and amortization (“EBITDA”) (dollars in thousands):

Pro forma net income for three months ended March 31, 2007	$44,947
Add back:
Pro forma interest	40,877
Pro forma depreciation and amortization	33,702
Stock-based compensation	2,014
Gain on foreign currency hedge	(5,786)

Pro forma EBITDA	$115,754

Pro forma annualized EBITDA	$463,016

As of March 31, 2007:
Debt	$2,370,418
Cash	—
Restricted cash pertaining to debt	(8,306)

Net debt	$2,362,112

Net debt to pro forma EBITDA	5.1	x

The Company considers EBITDA a profitability measure which indicates the Company’s ability to service debt. The Company considers the net debt to pro forma EBITDA ratio a useful measure to evaluate the Company’s ability to pay its indebtedness. EBITDA presented herein is not necessarily comparable to EBITDA presented by other companies due to the fact that not all companies use the same definition. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is EBITDA necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, EBITDA should be examined in conjunction with net income as presented elsewhere in this press release.

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Ventas Reports First Quarter Earnings

May 8, 2007

Scheduled Maturities of Borrowing Arrangements

The Company’s indebtedness has the following maturities (in thousands):

As of March 31, 2007
2007	$13,008
2008	33,219
2009	524,333
2010	266,029
2011	273,881
Thereafter	1,267,616

Total maturities	2,378,086
Less unamortized discounts	(7,668)

Senior notes payable and other debt	$2,370,418

Ventas – Kindred Portfolio – 225 Properties

The following is based on data provided by Kindred to the Company or obtained from Kindred’s public filings. The information in the tables below reflects Kindred’s EBITDARM coverage by Master Lease and by asset class, using Kindred’s actual cash rent for the period:

Ventas - Kindred Master Lease	Facility Count	TTM EBITDARM Coverage[1,3,4]
1	91	2.3x
2	46	2.5x
3	43	2.2x
4	45	2.4x

Portfolio	225	2.3x

Ventas - Kindred Asset Class	Facility Count	TTM EBITDARM Coverage[1,3,4]
Hospitals	39	3.3x
Skilled Nursing Facilities	186	1.8x

Portfolio	225	2.3x

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Ventas Reports First Quarter Earnings

May 8, 2007

The information in the tables below reflects Kindred’s EBITDARM coverage by Master Lease and by asset class, as if Kindred’s actual cash rent for the period was $239 million. Actual future results may vary based upon changes in EBITDARM at the facilities and annual rent increases, and there can be no assurance that future EBITDARM to rent coverages will equal these levels:

Ventas - Kindred Master Lease	Facility Count	TTM EBITDARM Coverage[2,3,4]	Annualized Post-Reset Base Rent Through April 30, 2007[5]
1	91	2.1x	$98.5
2	46	2.2x	55.8
3	43	2.0x	41.9
4	45	2.2x	42.7

Portfolio	225	2.1x	$239.0

Ventas - Kindred Asset Class	Facility Count	TTM EBITDARM Coverage[2,3,4]	Annualized Post-Reset Base Rent Through April 30, 2007[5]
Hospitals	39	3.1x	$84.7
Skilled Nursing Facilities	186	1.6x	154.2

Portfolio	225	2.1x	$239.0

[1]	Trailing twelve months EBITDARM for the period ended December 31, 2006 (the latest available data provided by Kindred) to the Company's trailing twelve months cash rental revenue.

[2]	Trailing twelve months EBITDARM for the period ended December 31, 2006 (the latest available data provided by Kindred) to $239 million in aggregate annual base rent.

[3]

Coverage reflects the ratio of Kindred's EBITDARM to rent. EBITDARM is defined as earnings before interest, income taxes, depreciation, amortization, rent and management fees. In the calculation of trailing twelve months EBITDARM, intercompany profit pertaining to services provided by Kindred's Peoplefirst Rehabilitation and Pharmacy Divisions for the twelve months ended December 31, 2006 has been eliminated from purchased ancillary expenses within the Ventas portfolio.

[4]

Nursing center salary, wage and benefit expenses for first quarter 2006 have been normalized in order to eliminate certain unusual costs related to the implementation of RUGs refinement which went into effect on January 1, 2006.

[5]	Numbers in millions and may not add due to rounding.

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